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                                                                   Exhibit 6.27


                                   ASSIGNMENT

        WHEREAS, Neutral Posture Ergonomics, Inc. (ASSIGNOR), a corporation, of Texas, having a place of business at 3904 North Texas Avenue, Bryan, Texas 77803, is the owner, by virtue of an assignment of the full and exclusive right, title and interest in and to the following application for United States Patent and the inventions described therein:

        U.S. Patent Application Serial Number 08/819, 701, filed March 12, 1997, and entitled "APPARATUS FOR HOUSING AND TRANSPORTING, AND FURNISHING AN ADJUSTABLE USER PLATFORM FOR A PORTABLE COMPUTER."

        WHEREAS, Dr. Jerome Congleton, an individual residing at 13065 Valley Circle, College Station, Texas 77845 (ASSIGNEE) is desirous of acquiring the entire right, title and interest in and to said patent application, said inventions and any patent or patents that may issue on said application within the United States of America and its territorial possessions;

        NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ASSIGNOR does hereby sell, assign and transfer unto ASSIGNEE, its successors, assigns and legal representatives, its entire right, title and interest in and to said application, said inventions, and all patents which may be granted therefor, and all divisions, reissues, substitutions, continuations and extensions thereof; and ASSIGNOR hereby authorizes and requests that Commissioner of Patents and Trademarks to issue all patents for said inventions, or patents resulting therefrom, to ASSIGNEE.

        ASSIGNOR further agrees to execute any and all powers of attorney, applications, assignments, declarations, affidavits, and any other papers in connection therewith necessary to perfect such rights, title and interest in ASSIGNEE, its successors, assigns and legal representatives.

        ASSIGNOR hereby further agrees that it will communicate to ASSIGNEE, or to its successors, assigns and legal representatives, any facts known to ASSIGNOR respecting any improvements; and, at the expense of ASSIGNEE, to testify in any legal proceedings, sign all lawful papers, execute all divisional, continuation, reissue and substitute applications, make all lawful oaths, and generally do everything possible to vest title in said ASSIGNEE and to aid said ASSIGNEE, its successors, assigns and legal representatives to obtain and enforce proper protection for said invention in all countries.
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        IN WITNESS WHEREOF, I have hereunto set my hand this 27 day of August,
1997.

For:    NEUTRAL POSTURE ERGONOMICS, INC.

By:     /s/ DAVID W. CAMPBELL    PRESIDENT
        -----------------------------------
            David W. Campbell      Title

Date:   August 27, 1997
        -----------------------------------

THE STATE OF TEXAS         )
COUNTY OF BRAZOS           )

        Before me, the undersigned, a Notary Public, on this day personally appeared David W. Campbell, known to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of Neutral Posture Ergonomics, Inc., a corporation, and that he has executed the same as the act of such corporation for the purposes and consideration therein expressed, and in the capacity therein stated.

        GIVEN UNDER MY HAND AND SEAL OF OFFICE on this 27 day of August, 1997.


                                        /s/ ELIZABETH C. VICKERY
                                        ---------------------------------------
                                        Notary Public Signature

(PERSONALIZED SEAL)


NOTARY PUBLIC STATE OF TEXAS
ELIZABETH C. VICKERY
Notary Public, State of Texas
My Commission Expires
MAY 24, 2000